                                                                    Exhibit 99.1

(MERCK LOGO)                                                        NEWS RELEASE

Media Contact:    Amy Rose             Investor Contact: Graeme Bell
                  (908) 423-6537                         (908) 423-5185

   MERCK ANNOUNCES STRONG FULL-YEAR AND FOURTH-QUARTER 2005 EARNINGS; RESERVES
            AN ADDITIONAL $295 MILLION FOR VIOXX LEGAL DEFENSE COSTS

- Full-Year 2005 Earnings Per Share (EPS) Were $2.53, Including the Impact of Reserving an Additional $295 Million for VIOXX Legal Defense Costs and Excluding 31 Cents Related to Net Tax Charge and 12 Cents Related to Restructuring Charge; Full-Year Reported EPS Were $2.10

- Double-Digit Annual Sales Growth of SINGULAIR and Strong Uptake of VYTORIN Drove Full-Year 2005 Results

- EPS for the Fourth Quarter Were 64 Cents, Including the Addition to the VIOXX Legal Defense Reserve and Excluding a Charge of 12 Cents Related to Restructuring and an Approximately 1 Cent Tax Charge Related to Earnings Repatriation; Reported EPS Were 51 Cents

- Company's Global Restructuring Program Announced in November Remains on Track; Approximately 1,100 Positions Were Eliminated by Year End

- Merck Reaffirms Full-Year 2006 EPS Range of $2.28 to $2.36, Excluding Restructuring Charges; Reported 2006 EPS Range of $1.98 to $2.12 Reaffirmed

- Company Continues to Expect Revenue Growth, Including Revenue from Joint Ventures, and Double-Digit Compound Annual Operating Earnings Growth Over the Next Three to Five Years

WHITEHOUSE STATION, N.J., Jan. 31, 2006 - Merck & Co., Inc. today announced strong full-year and fourth-quarter 2005 earnings results that included the impact of reserving an additional $295 million in the fourth quarter for VIOXX legal defense costs. Double-digit annual sales growth of SINGULAIR and strong uptake of VYTORIN contributed significantly to earnings per share (EPS) for 2005, which were $2.53, including the addition to the VIOXX reserve and excluding the impact of a net tax charge and the restructuring charges related to the headcount reductions and site closures announced in November. Including the impact of the restructuring charges and the net tax charge, reported EPS for 2005 were $2.10, compared to $2.61 for 2004.

      Net income was $4,631.3 million, compared to $5,813.4 million last year. Worldwide sales were $22.0 billion for the year, compared to $22.9 billion for 2004. Total sales decreased 4% for the year, which reflects a decrease of 7% related to the VIOXX withdrawal in 2004, offset by revenue growth in all other products of 3%.

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      For the fourth quarter of 2005, EPS were $0.64 including the addition to the VIOXX reserve and excluding $0.12 related to the charge for the global restructuring program and an approximately $0.01 tax charge related to repatriation of foreign earnings under the American Jobs Creation Act (AJCA). Including the impact of the restructuring charge and the tax charge, reported EPS for the fourth quarter were $0.51, compared to $0.50 for the fourth quarter of 2004. Net income was $1,119.7 million and worldwide sales were $5.8 billion for the fourth quarter of 2005. Global sales performance includes a 1% unfavorable effect from foreign exchange for the quarter and a 1% favorable effect for the year.

      "Merck's performance for the quarter and the full year was strong and serves as a platform for the future," said Richard T. Clark, Chief Executive Officer and President. "In December, we outlined our strategic plan to return Merck to an industry-leading position and we've now begun the important work of executing against it. We are focused on priority disease areas, redefining our drug discovery and development model, working to achieve leadership in emerging pharmaceutical markets, building a new commercial model and creating a lean and flexible cost structure. I am confident in our ability to make this plan a reality.

      "As a result, we continue to believe we can generate compound annualized revenue growth, including 50% of the revenues from the joint ventures from which the Company derives equity income, of between 4 to 6% through 2010. We also believe we can deliver double-digit compound earnings growth, excluding restructuring charges, over the next three to five years. The Company also anticipates returning to bottom-line EPS growth, excluding restructuring charges, beginning in 2007," Clark continued.

      As part of a global restructuring program announced in November, Merck plans to sell or close five manufacturing sites and two preclinical sites by the end of 2008. The manufacturing facilities included in that action are: Ponders End, United Kingdom; Okazaki, Japan; Kirkland, Canada; Albany, Ga. and Danville, Pa. in the United States. The two preclinical sites are in Okazaki and Menuma, Japan. As a result, the Company recorded a $401 million restructuring charge in the fourth quarter, representing $205 million of separation costs and $196 million of accelerated depreciation and asset impairment costs. The Company also announced plans to close its basic research center in Terlings Park, United Kingdom. As previously announced, Merck plans to eliminate approximately 7,000 positions as part of the global restructuring program. As of Dec. 31, approximately 1,100 positions throughout the Company had been eliminated.

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                                      -3-


      Materials and production costs increased 15% for the fourth quarter and 4% for full year 2005. This includes $177 million recorded in the fourth quarter primarily related to accelerated depreciation and asset impairment costs associated with the global restructuring program. Excluding these costs, materials and production increased 1% for the quarter and were comparable to the full year 2004.

      Marketing and administrative expenses decreased 9% in the fourth quarter of 2005 and 1% for the full year. Included in marketing and administrative expenses are reserves solely for future legal defense costs for VIOXX litigation recorded in the fourth quarter of 2005 and 2004 of $295 million and $604 million, respectively, as well as $141 million in costs associated with the voluntary withdrawal of VIOXX recorded in 2004. Excluding these costs, marketing and administrative expenses increased 6% for the quarter and for the full year. The increase reflects activities required to prepare for the launch of three new investigational vaccines and to maintain activities in support of Merck's in-line products.

      Research and development expenses were $1.1 billion for the quarter, comparable to the fourth quarter of 2004, and $3.8 billion for full year 2005, representing a decrease of 4%. Included in 2005 are accelerated depreciation costs of $19 million associated with the global restructuring program and accelerated depreciation costs of $51 million and $103 million for the quarter and full year, respectively, related to the closure of the basic research center located in Terlings Park, United Kingdom. Included in 2004 are acquired research expense of $178 million and licensing expense of $225 million representing the initial payments for certain disclosed research collaborations.

      Restructuring costs were $229 million and $322 million for the quarter and full year 2005 as compared to $19 million and $108 million for the quarter and full year 2004. Included are $205 million in separation costs associated with the global restructuring program recorded in the fourth quarter of 2005, as well as $24 million and $117 million in separation costs from earlier restructuring programs for the fourth quarter and full year 2005, respectively.

FIRST-QUARTER AND FULL-YEAR 2006 EPS GUIDANCE

      Merck anticipates first-quarter EPS of $0.62 to $0.66, excluding restructuring charges, and anticipates reported first-quarter EPS of $0.52 to $0.58. Merck reaffirms full-year 2006 EPS range of $2.28 to $2.36, excluding the restructuring charges related to site closures and position

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eliminations. Merck reaffirms reported full-year 2006 EPS range of $1.98 to
$2.12. Please see pages 13-14 of this news release for details of Merck's full-year 2006 financial guidance.

MERCK'S KEY FRANCHISES

      Merck's major franchises continue to rank either first or second in their classes, in terms of worldwide sales, and to benefit from new indications, as well as clinical results that support their safety and efficacy profiles.

      Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the treatment of chronic asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $819 million for the fourth quarter, representing growth of 12% over fourth quarter 2004. Sales for the year were $3.0 billion, a 13% increase over full year 2004.

      The continued demand for asthma medications and the new indication for perennial allergic rhinitis drove double-digit growth for SINGULAIR in 2005. In December, Merck announced a U.S. label change for SINGULAIR incorporating the positive results from a clinical study that showed children with asthma taking SINGULAIR had similar growth rates as children taking placebo. In the same study, children taking an inhaled steroid had slower growth rates than children on either SINGULAIR or placebo.

      Global sales of Merck's antihypertensive medicines, COZAAR AND HYZAAR**, were $782 million for the fourth quarter, representing growth of 2% over fourth quarter 2004. Sales for the year were $3.0 billion, an 8% increase over full year 2004.

      COZAAR and HYZAAR belong to the AIIA class, which remains the fastest growing class in the antihypertensive market. COZAAR/HYZAAR remained the number one branded AIIA in Europe and number two branded AIIA in the United States in 2005. In October, the U.S. Food and Drug Administration (FDA) approved a new tablet, HYZAAR 100-12.5 mg, a new dosage offering the once-daily efficacy of COZAAR 100 mg with a low-dose diuretic.

      FOSAMAX and FOSAMAX PLUS D (launching under the name FOSAVANCE throughout the European Union) together remain the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis. Global sales for the franchise were $789 million for the fourth quarter, representing a decrease of 5% compared to fourth quarter 2004. U.S. sales for the quarter remained solid, growing at 9%. Total global sales for the year were $3.2 billion, a 1% increase over full year

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**    COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
      Company, Wilmington, Del.

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                                      -5-


2004. Sales outside of the United States were affected by the availability of generic alendronate sodium products in some markets, including the United Kingdom, Canada and Germany.

      ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.1 billion in the fourth quarter, representing a decrease of 18% over the fourth quarter of 2004. Sales for the year were $4.4 billion, a 16% decrease from the full year of 2004. Sales outside of the United States were affected by the availability of generic simvastatin. Merck's U.S. marketing exclusivity for ZOCOR expires in June 2006.

      Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $440 million in the fourth quarter and $1.7 billion for the year.

MERCK'S OTHER PROMOTED MEDICINES

      Sales of Merck's other promoted medicines and vaccines were $1.6 billion for the fourth quarter, representing growth of 4% as compared with the fourth quarter of 2004. Sales for 2005 were $6.0 billion, a 9% increase over the full-year 2004 period. These products treat or prevent a broad range of medical conditions, including infectious disease, glaucoma, benign prostate enlargement, migraine, arthritis and pain.

      The FDA recently approved an expanded indication for EMEND for use with other antiemetic medicines for the prevention of nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy.

      PROQUAD, Merck's combination vaccine to help protect children against measles, mumps, rubella and chickenpox in a single injection that launched in September, is now covered by 87% of managed care plans. In December, PROQUAD was made available in the Centers for Disease Control and Prevention's (CDC) Vaccine for Children (VFC) program. The VFC program provides the vaccine to children who are Medicaid-eligible, uninsured, underinsured or Native American.

      Merck announced in November that the FDA has approved INVANZ, a once-daily injectable antibiotic, for the treatment of moderate to severe complicated foot infection due to indicated pathogens in diabetic patients without osteomyelitis. The approval was based on the results of the SIDESTEP study, the largest prospective, randomized and double-blind clinical trial ever conducted in diabetic patients with moderate to severe complicated foot infection. Foot infections commonly occur in patients with diabetes and are difficult to treat.

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      On Jan. 18, 2006, the Company sued Hi-Tech Pharmacal Co., Inc. of
Amityville, New York for patent infringement in response to Hi-Tech's application to the FDA seeking approval of a generic version of Merck's ophthalmic drugs TRUSOPT and COSOPT, which are used for treating elevated intraocular pressure in people with ocular hypertension or glaucoma. In the lawsuits, Merck sued to enforce a patent covering an active ingredient, dorzolamide, which is present in both TRUSOPT and COSOPT. Merck has elected not to enforce two U.S. patents listed with the FDA which cover the combination of dorzolamide and timolol, the two active ingredients in COSOPT. This lawsuit will automatically stay FDA approval of Hi-Tech's Abbreviated New Drug Applications (ANDAs) for 30 months or until an adverse court decision, whichever may occur earlier. The patent covering dorzolamide provides exclusivity for TRUSOPT and COSOPT until October 2008 (including six months of pediatric exclusivity). After such time, the Company expects sales of these products to decline.

MERCK/SCHERING-PLOUGH PARTNERSHIP

      As reported by the Merck/Schering-Plough partnership, global sales of ZETIA and VYTORIN in the aggregate reached $746 million for the fourth quarter and combined new prescriptions reached 14.3% of the U.S. lipid-lowering market, according to the most recent monthly IMS Health data. Sales for the year were $2.4 billion.

      Global sales by the Merck/Schering-Plough cholesterol partnership of ZETIA, the cholesterol-absorption inhibitor also marketed as EZETROL outside the United States, reached $391 million in the fourth quarter, an increase of 19% compared with the fourth quarter of 2004. Sales for the year were $1.4 billion, a 33% increase over 2004. In the fourth quarter, ZETIA new prescriptions reached 6.3% of the U.S. lipid-lowering market, according to the most recent monthly IMS Health data.

      Global sales of VYTORIN, also developed and marketed by the Merck/Schering-Plough partnership, reached $355 million in the fourth quarter. VYTORIN, marketed outside the United States as INEGY, is the first single cholesterol treatment to provide LDL cholesterol lowering through dual inhibition of cholesterol production and absorption. Sales for the year were $1.0 billion. In the fourth quarter, VYTORIN new prescriptions reached 7.9% of the U.S. lipid-lowering market, according to the most recent monthly IMS Health data.

      The Company records the income from its interest in the Merck/Schering-Plough partnership in Equity income from affiliates.

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MERCK'S PIPELINE

      Significant milestones were reached in December for Merck's three late-stage investigational vaccines, ZOSTAVAX, ROTATEQ and GARDASIL.

      On Dec. 15, the FDA Advisory Committee unanimously agreed that the extensive data from clinical trials in more than 40,000 people support the efficacy and safety of ZOSTAVAX, Merck's investigational vaccine for the prevention of shingles in adults age 60 and older. Merck presented several studies of the investigational vaccine, including the Phase III Shingles Prevention Study (SPS) of 38,500 adults age 60 and over. Results from the SPS were published in the June 2 issue of the New England Journal of Medicine.

      The Company submitted a Biologics License Application (BLA) to the FDA on April 25 for ZOSTAVAX. The Advisory Committee's recommendation is not binding on the FDA but will be considered by the FDA in its review of the BLA. In addition to the U.S. regulatory application, Merck has filed regulatory applications for ZOSTAVAX in several other world markets, including the European Union, Canada and Australia. If approved, ZOSTAVAX will be the only vaccine available to prevent shingles.

      On Dec. 14, the FDA Advisory Committee unanimously agreed that the data from the Phase III clinical trials in more than 70,000 infants support the efficacy and safety of ROTATEQ, the Company's investigational vaccine developed to prevent rotavirus gastroenteritis. The committee's recommendation is not binding on the FDA, but will be considered by the FDA in its review of the BLA that Merck submitted for ROTATEQ on April 5. The Advisory Committee's recommendation was based on data from Phase III clinical trials, including the Rotavirus Efficacy and Safety Trial (REST), one of the largest pre-licensure vaccine clinical trials ever conducted. Results from the study were published in the Jan. 5, 2006 issue of the New England Journal of Medicine. If approved, ROTATEQ will be the only vaccine available in the United States to prevent rotavirus gastroenteritis.

      In REST, ROTATEQ prevented 98% of severe cases of rotavirus gastroenteritis caused by serotypes targeted by the vaccine. In the study, ROTATEQ was generally well-tolerated as compared to placebo. Merck's investigational vaccine also reduced rotavirus-related hospitalizations and emergency room visits by more than 90%. ROTATEQ targets the five strains of rotavirus - G1, G2, G3, G4 and P1 - responsible for more than 90% of rotavirus disease around the world.

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                                      -8-


      One of the primary goals of REST was to evaluate the safety of ROTATEQ with respect to intussusception among vaccine and placebo recipients. There was not an increased risk of intussusception observed in patients taking ROTATEQ relative to placebo.

      In addition to the United States, Merck has filed for licensure of ROTATEQ in more than 50 other countries worldwide. Also in December, Merck announced that it has partnered with PATH to initiate clinical trials of ROTATEQ in Africa and Asia in 2006.

      Merck submitted a BLA for GARDASIL, Merck's investigational cervical cancer vaccine, to the FDA in December. Also in the fourth quarter, license applications for GARDASIL were submitted to additional regulatory agencies in the European Union and Australia. Merck is seeking priority review designation (the FDA's goal is to review and act on priority review BLAs within six months of receipt) for GARDASIL in the United States and similar designations in other countries. GARDASIL is designed to protect against four types of human papillomavirus (HPV) - types 16 and 18, which account for an estimated 70% of cervical cancer cases, and HPV types 6 and 11, which account for an estimated 90% of genital wart cases.

      At the Infectious Diseases Society of America (IDSA) meeting in October and the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) meeting in December, Merck presented data from FUTURE I and FUTURE II, pivotal Phase III studies for GARDASIL. In the primary analysis of FUTURE II, GARDASIL prevented 100% of CIN (cervical intraepithelial neoplasia) 2/3 and AIS (adenocarcinoma in situ) caused by HPV types 6, 11, 16 and 18. In the primary analysis of FUTURE I, GARDASIL prevented 100% of CIN (all grades) and external genital lesions caused by HPV types 6, 11, 16 and 18. The primary analyses included females age 16-26 who were not infected with these HPV types at enrollment and who remained free of infection throughout the completion of the vaccination regimen. Study follow-up of the primary analysis for both studies was approximately 17 to 20 months.

      Merck is on track for filing in 2006 the New Drug Application (NDA) for JANUVIA, the proposed trademark for the compound known as MK-431, its potent and highly selective DPP-4 inhibitor that potentially offers a novel approach to treating type 2 diabetes by providing substantial glucose lowering and good tolerability in a convenient once-daily dose.

      As announced in December, Merck also plans to file an NDA in 2007 for MK-431A, a combination of JANUVIA and metformin for the treatment of type 2 diabetes.

      As also announced in December, Merck has, or is on track to have by the first quarter 2006, promising drugs in Phase III development for diabetes, insomnia, high cholesterol, heart disease, and HIV/AIDS. The Phase III candidates include:

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                                      -9-


- Gaboxadol, a unique mechanism from Merck's alliance with H. Lundbeck A/S that has the potential to provide benefits beyond existing therapies with respect to sleep quality and next-day effects. Merck anticipates filing an NDA with the FDA in the first quarter of 2007.

- MK-524A and MK-524B, which hold significant promise in further addressing the critical need for lipid/cholesterol management. MK-524A is a novel approach to lowering LDL, raising HDL-C and lowering triglycerides. MK-524B combines MK-524A with the proven benefits of simvastatin to potentially reduce the risk of coronary heart disease beyond what statins provide alone. Merck expects to file NDAs with the FDA for both compounds in 2007.

- MK-518, which is expected to be the first in a new class of antiretrovirals that is effective in inhibiting integrase, an enzyme necessary for the survival of HIV. Merck expects to file an NDA with the FDA in 2007. In November, Merck presented initial Phase II clinical trial results at the European AIDS Clinical Society meeting.

      Merck continues its strategy of establishing strong external alliances to complement our substantial internal research capabilities, including research collaborations, licensing pre-clinical and clinical compounds and technology transfers to drive both near- and long-term growth. During 2005, Merck signed 44 such agreements.

VIOXX UPDATE

      This update supplements information previously provided by the Company. Commencing with the Company's report on Form 10-Q for the first quarter of 2006, the Company generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC).

      As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in separate proceedings in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the "MDL"), New Jersey state court, California state court, Texas state court and Philadelphia, Pennsylvania. As of Dec. 31, 2005, the Company has been served or is aware that it has been named as a defendant in approximately 9,650 lawsuits, which include

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                                      -10-


approximately 19,100 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 190 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the "VIOXX Product Liability Lawsuits"). Of these lawsuits, approximately 4,350 representing approximately 12,075 plaintiff groups are or are slated to be in the federal MDL and approximately 4,200 representing approximately 4,200 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court before Judge Carol E. Higbee. In addition, as of Dec. 31, 2005, approximately 3,800 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.

      The Company has received a Civil Investigative Demand from a group of the Attorneys General of 31 states and the District of Columbia who are investigating whether the Company violated state consumer protection laws when marketing VIOXX. The Company is cooperating with the Attorneys General in responding to the Civil Investigative Demand.

      As previously reported, the trial in Garza v. Merck is currently ongoing in Texas state District Court in Starr County before a jury, with Judge Alex W. Gabert presiding, and the re-trial of Plunkett v. Merck is scheduled to commence on Feb. 6, 2006 in New Orleans, Louisiana. Additional product liability trials have also been scheduled. The Company cannot predict the timing of any trials with respect to the VIOXX Shareholder Lawsuits. The Company believes that it has meritorious defenses to the VIOXX Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek indeterminate damages, the Company is unable to predict the outcome of these matters, and at this time, cannot reasonably estimate the possible loss or range of loss with respect to the VIOXX Lawsuits.

      Legal defense costs expected to be incurred in connection with a loss contingency are accrued when probable and reasonably estimable. As of Dec. 31, 2004, the Company had established a reserve of $675 million solely for its future legal defense costs related to the VIOXX Lawsuits and the VIOXX Investigations. During 2005, the Company spent $285 million in the aggregate in legal defense costs worldwide related to (i) the VIOXX Product Liability Lawsuits, (ii) the VIOXX Shareholder Lawsuits, (iii) the VIOXX Foreign Lawsuits, and (iv) the VIOXX Investigations (collectively, the "VIOXX Litigation"). In the fourth quarter, the Company

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                                      -11-


recorded a charge of $295 million to increase the reserve solely for its future legal defense costs related to VIOXX to $685 million at Dec. 31, 2005. This reserve is based on certain assumptions and is the best estimate of the amount that the Company believes, at this time, it can reasonably estimate will be spent through 2007. Some of the significant factors considered in the establishment and ongoing review of the reserve for the VIOXX legal defense costs were as follows: the actual costs incurred by the Company up to that time; the development of the Company's legal defense strategy and structure in light of the scope of the VIOXX Litigation; the number of cases being brought against the Company; the costs and outcomes of completed trials and the anticipated timing, progression, and related costs of pre-trial activities and trials in the VIOXX Product Liability Lawsuits. Events such as scheduled trials that are expected to occur throughout 2006 and into 2007, and the inherent inability to predict the ultimate outcomes of such trials, limit the Company's ability to reasonably estimate its legal costs beyond the end of 2007. The Company will continue to monitor its legal defense costs and review the adequacy of the associated reserves.

      The Company has not established any reserves for any potential liability relating to the VIOXX Litigation. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the Company's financial position, liquidity and results of operations.

EARNINGS CONFERENCE CALL

      Investors are invited to a live Web cast of Merck's fourth-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom/webcast). Institutional investors and analysts can participate in the call by dialing (706) 758-9927. Journalists are invited to listen by calling (706) 758-9928. A replay of the Web cast will be available starting at 1 p.m. ET today through 5 p.m. ET on Feb. 7. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 4068624.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes

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                                      -12-


extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

      This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2004, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2006

      Worldwide sales will be driven by the Company's major products, including the impact of new studies and indications. Sales forecasts for those products for 2006 are as follows:


                                                WORLDWIDE
PRODUCT                                         2006 SALES
-------                                         ----------
SINGULAIR (Respiratory)                         $3.3 to $3.6 billion
COZAAR/HYZAAR (Hypertension)                    $2.9 to $3.2 billion
FOSAMAX (Osteoporosis)                          $2.8 to $3.1 billion
ZOCOR (Cholesterol modifying)                   $2.3 to $2.6 billion
Other reported products*                        $6.3 to $6.6 billion

* Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.

o Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2006, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

o Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck's other joint venture relationships. Equity Income from Affiliates is expected to be approximately $2.0 to $2.3 billion for 2006.

o Product gross margin percentage is estimated to be approximately 75 to 77% for the full-year 2006. This guidance excludes the portion of the restructuring costs (detailed below) that will be included in product costs and will affect reported PGM in 2006.

o Research and development expense (which excludes joint ventures) is estimated to continue at the same level as the full-year 2005 expense. Research and development expense in 2006 does not include the impact of stock option expense (detailed below).

o Marketing and administrative expense is anticipated to increase at a low single-digit percentage growth rate over the full-year 2005 level. The full-year 2005 level excludes the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation. The 2006 amount also does not include the impact of stock option expense.

o The impact of stock option expense is expected to be approximately $220 million, or approximately $0.07 per share and is included in the full-year 2006 EPS range.

o As part of the Company's restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2006. The aggregate 2006 pretax expense related to these activities is estimated to be $800 million to $1.0 billion.

                                    - more -

o The consolidated 2006 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company's restructuring costs is at a higher level than the underlying effective tax rate guidance.

o In 2006, the Company anticipates generating approximately $5 billion in free operating cash flow, after capital expenditures but before dividends and share repurchases.

o Merck plans to continue its share repurchase program in 2006. As of Dec. 31, $7.5 billion remains under the current buyback authorizations approved by Merck's Board of Directors.


      Given these guidance elements, Merck anticipates first-quarter EPS of $0.62 to $0.66, excluding restructuring charges and anticipates reported first-quarter EPS of $0.52 to $0.58. Merck reaffirms full-year 2006 EPS range of $2.28 to $2.36, excluding the restructuring charges related to site closures and position eliminations. Merck reaffirms reported full-year 2006 EPS range of $1.98 to $2.12.

      This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.

                                      # # #

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended December 31, 2005, compared with the corresponding period of the prior year.

                                                     Merck & Co., Inc.
                                                   Consolidated Results
                                      (In Millions Except Earnings per Common Share)
                                                 Quarter Ended December 31
                                                        (Unaudited)
                                      ----------------------------------------------
                                                                              %
                                             2005             2004         Change
                                             ----             ----         ------
Sales                                    $   5,765.9      $   5,748.0        --%

Costs, Expenses and Other
    Materials and production (1)             1,478.8          1,283.6        15
    Marketing and administrative (2)         2,139.1          2,347.2        -9
    Research and development (3)             1,112.0          1,108.6        --
    Restructuring costs (4)                    228.9             18.6         *
    Equity income from affiliates             (586.6)          (285.9)        *
    Other (income) expense, net               (126.3)          (103.9)       22

Income Before Taxes                          1,520.0          1,379.8        10

Taxes on Income (5)                            400.3            278.7

Net Income                               $   1,119.7      $   1,101.1         2

Average Shares Outstanding
   Assuming Dilution                         2,188.7          2,217.5

Earnings per Common Share
   Assuming Dilution                           $0.51            $0.50         2

----------

* > 100%

(1) Includes restructuring costs of $177 million recorded in the fourth quarter 2005 related to accelerated depreciation and asset impairment costs associated with Merck's global restructuring program announced in November 2005.

(2) Includes reserves solely for future legal defense costs for VIOXX litigation of $295 million and $604 million recorded in the fourth quarter of 2005 and 2004, respectively.

(3) Includes restructuring costs of $19 million recorded in the fourth quarter 2005 related to accelerated depreciation costs associated with Merck's global restructuring program announced in November 2005. Also included is accelerated depreciation of $51 million associated with the closure of the basic research facility in Terlings Park, United Kingdom.

(4) Includes restructuring costs of $205 million recorded in the fourth quarter 2005 related to separations associated with Merck's global restructuring program announced in November 2005. Also included are costs associated with earlier separation programs of $24 million and $19 million recorded in 2005 and 2004, respectively.

(5) The effective tax rate was 26.3% and 20.2% for the fourth quarter of 2005 and 2004, respectively. A tax charge of $27 million related to additional repatriation of foreign earnings under the American Jobs Creation Act (AJCA) was recorded in the fourth quarter 2005.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the twelve months ended December 31, 2005, compared with the corresponding period of the prior year.

                                                                    Merck & Co., Inc.
                                                                  Consolidated Results
                                                      (In Millions Except Earnings per Common Share)
                                                             Twelve Months Ended December 31
                                                                       (Unaudited)
                                                      ----------------------------------------------
                                                                                                   %
                                                    2005                      2004               Change
                                                    ----                      ----               ------
Sales                                          $   22,011.9              $   22,938.6              -4%

Costs, Expenses and Other
    Materials and production (1)                    5,149.6                   4,959.8               4
    Marketing and administrative (2)                7,155.5                   7,238.7              -1
    Research and development (3)                    3,848.0                   4,010.2              -4
    Restructuring costs (4)                           322.2                     107.6              *
    Equity income from affiliates (5)              (1,717.1)                 (1,008.2)              70
    Other (income) expense, net                      (110.2)                   (344.0)             -68

Income Before Taxes                                 7,363.9                   7,974.5              -8

Taxes on Income (6)                                 2,732.6                   2,161.1

Net Income                                     $    4,631.3              $    5,813.4              -20

Average Shares Outstanding
   Assuming Dilution                                2,200.4                   2,226.4

Earnings per Common Share
   Assuming Dilution                                   $2.10                     $2.61             -20

----------

* > 100%

(1) Includes restructuring costs of $177 million recorded in the fourth quarter 2005 related to accelerated depreciation and asset impairment costs associated with Merck's global restructuring program announced in November 2005.

(2) Includes reserves solely for future legal defense costs for VIOXX litigation of $295 million and $604 million recorded in the fourth quarter 2005 and 2004, respectively, and $141 million in costs associated with the withdrawal of VIOXX recorded in 2004.

(3) Includes restructuring costs of $19 million recorded in the fourth quarter 2005 related to accelerated depreciation associated with Merck's global restructuring program announced in November 2005. Also included is accelerated depreciation of $103 million recorded in 2005 associated with the closure of the basic research facility in Terlings Park, United Kingdom. 2004 results include acquired research expense of $178 million as well as $225 million representing the initial payments for certain disclosed research collaborations.

(4) Includes restructuring costs of $205 million recorded in the fourth quarter 2005 related to separations associated with Merck's global restructuring program announced in November 2005. Also included are costs associated with earlier separation programs of $117 million and $108 million recorded in 2005 and 2004, respectively.

(5) Includes the equity income from Merck's joint ventures and partnerships with AstraZeneca LP $834 million, Merck/Schering-Plough partnership $570 million, and all other ventures $313 million. Merck's 50% of the revenues from the Merck/Schering-Plough, Merial, Sanofi-Pasteur MSD and Johnson & Johnson-Merck joint ventures and partnerships totaled $2.8 billion in 2005 and $2.1 billion in 2004.

(6) The effective tax rate was 37.1% and 27.1% for the full year 2005 and 2004, respectively. 2005 includes a net tax charge of $667 million which reflects $767 million related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA), partially offset by a $100 million benefit associated with the decision to implement certain tax planning strategies. These net tax charges resulted in an increase of 9.1 percentage points to the effective tax rate for the full year of 2005.